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                                                                  EXHIBIT 99.1

COLUMBUS, Ohio (July 1, 2004) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance company, today announced the election of Douglas G. Borror, 48, to the Board of Directors effective July 1, 2004. His election increases the Board of Directors to eight and the number of independent directors to five.

Mr. Borror will also serve on the Board of Directors of Ohio Indemnity, a wholly-owned subsidiary.

"Mr. Borror was selected on the basis of his strong credentials and the diversity of leadership and experience he brings to our board," said Si Sokol, Chairman and Chief Executive Officer. "Specifically, his extensive business experience and successful management of a public company will provide a valuable perspective. This board expansion will provide additional oversight for the continued focused growth we expect at Bancinsurance Corporation over the coming years."

Mr. Borror has been Chairman of the Board of Directors of Dominion Homes, Inc. (NASDAQ: DHOM) since 1999 and has served as its Chief Executive Officer since September 1992. He is currently on the Board of Directors of Columbia Gas of Ohio, Inc., The Huntington National Bank, Capital South Redevelopment Corporation, The Wellington School, Recreation Unlimited and is a member of the Board of Trustees of The Ohio State University.

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products include our Ultimate Loss Insurance(R), creditor placed insurance and guaranteed auto protection products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities' former employees. The Company also assumes bail bond coverage.


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